Exhibit 10.3

Director Compensation Arrangements
The Compensation Committee of the Board of Directors has approved the following compensation arrangements for the non-employee directors serving on the Board of Directors and its committees.
Cash Compensation
Beginning on May 7, 2015, an annual retainer of $60,000 will be paid to the non-employee director serving as the Chairman of the Board. Beginning on July 1, 2015, (i) each non-employee director will be paid an annual retainer of $50,000 for serving on the Board; (ii) each non-employee director will be paid an annual retainer of $5,000 for serving on a standing committee of the Board; (iii) an annual retainer of $17,000 will be paid to the non-employee director serving as the Chair of the Audit Committee; (iv) an annual retainer of $10,000 will be paid to the respective non-employee directors serving as the Chair of the Compensation Committee and the Chair of the Nominating and Governance Committee; and (v) each non-employee director will be paid a per meeting fee of $1,500 for each Board and committee meeting attended (of which the non-employee director is a member) that is in excess of a total aggregate amount of eighteen (18) Board and committee meetings during a fiscal year.
Long-Term Incentive Compensation
Each non-employee director will receive an annual equity grant under the Air Transport Services Group, Inc. 2015 Long-Term Incentive Plan, with a total grant value of $75,000. The grant shall be awarded in the form of restricted stock units. The restricted stock units will vest and settle on the first anniversary of the date of grant, unless the non-employee director elects (no later than December 31st of the year immediately preceding the year of grant) to defer the settlement to either a specific date after the first anniversary of the date of grant or the date upon which the non-employee director’s board service ends.